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EXHIBIT 99.4

CONSENT OF BEAR, STEARNS & CO. INC.

        We hereby consent to (i) the inclusion of our opinion letter, dated April 22, 2004, to the Board of Directors of Central Pacific Financial Corp. (the "Company") as Annex C to the Joint Proxy Statement-Prospectus of the Company relating to the proposed merger of the Company with CB Bancshares, Inc. and (ii) all references to Bear, Stearns & Co. Inc. in the Joint Proxy Statement-Prospectus, which forms a part of this Registration Statement on Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

BEAR, STEARNS & CO. INC.
	By:	/s/ CARY THOMPSON
Los Angeles, California May 18, 2004

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  EXHIBIT 99.4
CONSENT OF BEAR, STEARNS & CO. INC.